Exhibit 4.7

SUPPLEMENTAL INDENTURE No. 2

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 13, 2007, among Travelport LLC, formerly TDS Investor Corporation (the “Issuer”), TDS Investor (Luxembourg) S.à.r.l., the parent of the Issuer (the “New Intermediate Parent Guarantor”), Travelport Inc. and Orbitz Worldwide, Inc. (collectively the “New Subsidiary Guarantors”, and together with the New Intermediate Parent Guarantor “New Guarantors”), each a subsidiary of the New Intermediate Parent Guarantor, and Travelport Holdings, Inc., a Delaware corporation (the “Co-Obligor”), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended by Supplemental Indenture No. 1 thereto, the “Indenture”), dated as of August 23, 2006, providing for the issuance of an unlimited aggregate principal amount of Senior Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014 and 9 7/8% Senior Dollar Fixed Rate Notes due 2014 (together, the “Notes”);

WHEREAS, the Issuer has determined that it is in its best interest to add Travelport Holdings, Inc. as a co-obligor of the Notes;

WHEREAS, the Issuer has determined that it is in its best interest to add the New Guarantors as Guarantors (as defined in the Indenture) of the Notes under the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)                                  Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)                                  Agreement to Guarantee. The New Guarantors hereby agree as follows:

(a)                                  Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)                                      the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)                                   in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the New Guarantors shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b)                                 The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)                                  The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d)                                 These Guarantees shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the New Guarantors accept all obligations of a Guarantor under the Indenture.

(e)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the New Guarantors), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, these Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)                                    The New Guarantors shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)                                 As between the New Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of these Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the New Guarantors for the purpose of these Guarantees.

(h)                                 The New Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under these Guarantees.

(i)                                     Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, these new Guarantees shall be limited to the maximum amount permissible such that the obligations of such New Guarantor under these Guarantees will not constitute a fraudulent transfer or conveyance.

(j)                                     This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)                                  In case any provision of these Guarantees shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)                                     These Guarantees shall be general unsecured senior obligation of such New Guarantor, ranking pari passu with any other future Senior Indebtedness of the New Guarantor, if any.

(m)                               Each payment to be made by the New Guarantor in respect of these Guarantees shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)                                  Execution and Delivery. The New Guarantors agree that the Guarantees shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantees on the Notes.

(4)                                  Merger, Consolidation or Sale of All or Substantially All Assets.

(a)                                  Except as otherwise provided in Section 5.01(c) of the Indenture, the New Guarantors may not consolidate or merge with or into or wind up into (whether or not the Issuer or New Guarantors are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties or assets, in one or more related transactions, to any Person unless:

(i)                                     (A) the New Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the New Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the New Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the New Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)                                the Successor Person, if other than the New Guarantor, expressly assumes all the obligations of the New Guarantor under the Indenture and the New Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C)                                immediately after such transaction, no Default exists; and

(D)                               the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii)                                  the transaction is made in compliance with Section 4.10 of the Indenture;

(b)                                 Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the New Guarantor under the Indenture and the New Guarantor’s Guarantee. Notwithstanding the foregoing, the New Guarantors may merge into or transfer all or part of their properties and assets to another Guarantor or the Issuer.

(5)                                  Releases.

The Guarantee of the New Guarantors shall be automatically and unconditionally released and discharged, and no further action by the New Guarantors, the Issuer or the Trustee is required for the release of the New Guarantors’ Guarantee, upon:

(1)                                  (A)  any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of a Guaranteeing Subsidiary (including any sale, exchange or transfer), after which the New Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of the New Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(B)                                the release or discharge of the guarantee by the New Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of the Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(C)                                the proper designation of a Guaranteeing Subsidiary as an Unrestricted Subsidiary; or

(D)                               the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2)                                   the New Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

(6)                                  Addition of Co-Obligor. All references to “Issuer” contained in the Indenture and the Notes shall be deemed to include the Co-Obligor, and the Co-Obligor shall, jointly and severally with the Issuer, become obligated with respect to all Obligations of the Issuer under the Indenture and the Notes.

(7)                                  No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Co-Obligor or the New Guarantors shall have any liability for any obligations of the Issuer or the Guarantors (including the Co-Obligor or the New Guarantors) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7)                                  Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8)                                  Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9)                                  Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)                            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Co-Obligor or the New Guarantors.

(11)                            Subrogation. The New Guarantors shall be subrogated to all rights of Holders of Notes against the Issuer and the Co-Obligor in respect of any amounts paid by the New Guarantors pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the New Guarantors shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer and the Co-Obligor under the Indenture or the Notes shall have been paid in full.

(12)                            Benefits Acknowledged. The New Guarantors’ Guarantees are subject to the terms and conditions set forth in the Indenture. The New Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to these Guarantees are knowingly made in contemplation of such benefits.

(13)                            Successors. All agreements of the Co-Obligor and the New Guarantors in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

TRAVELPORT LLC,

By:	/s/ Kevin Monaco
Name: Kevin Monaco
Title: Senior Vice President and Treasurer

ORBITZ WORLDWIDE, INC.,

By:

/s/ Kevin Monaco
Name: Kevin Monaco
Title: Senior Vice President and Treasurer

TDS INVESTOR (LUXEMBOURG) S.A.R.L,

By:

/s/ John Sutherland
Name: John Sutherland
Title: Manager

TRAVELPORT HOLDINGS, INC.

By:

/s/ Kevin Monaco
Name: Kevin Monaco
Title: Senior Vice President and Treasurer

TRAVELPORT INC.

By:

/s/ Kevin Monaco
Name: Kevin Monaco
Title: Senior Vice President and Treasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Warren A. Goshire
Name: Warren A. Goshire
Title: Vice President